Royal Energy Resources Acquires Majority Interest and Control of Rhino Resource Partners

CHARLESTON, SC—(Marketwired - Mar 18, 2016) - Royal Energy Resources, Inc. (“Royal”) (OTCQB: ROYE) is pleased to announce that effective March 17, 2016 it has assumed control of Rhino Resource Partners, LP (“Rhino”) (OTCQB: RHNO), with the acquisition of all of the issued and outstanding membership interests of Rhino GP LLC, the general partner of Rhino, as well as 9,455,252 issued and outstanding Subordinated Units from Wexford Capital LP (“Wexford”).

The Subordinated Units purchased by Royal represent 76.5% of the issued and outstanding Subordinated Units of Rhino, and when combined with the Common Units acquired by Royal from Wexford on January 21, 2016, result in Royal owning 55.4% of the outstanding Units of Rhino. As a result of the transaction, Royal has obtained majority ownership interest and control of Rhino.

The acquisition was closed in two separate transactions in order for Royal to secure the requisite change of control under Rhino’s $90 million senior secured credit agreement with its lenders. Royal was granted the change of control and the parties closed concurrently with the lenders’ approval.

William Tuorto, Royal’s Chairman and Chief Executive Officer, commented, “We believe Rhino represents one of the few remaining value plays; a company with high-quality assets, limited debt, cash flow positive, and a strong book value. Rhino’s management team is incredibly proficient, and we look forward to working with them to continue to optimize their assets and operations.”

About Rhino Resource Partners, LP

Rhino Resource Partners, LP is a diversified energy company focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino operated nine mines, including four underground and five surface mines, located in Kentucky, Ohio, West Virginia and Utah. In addition to operating coal properties, Rhino manages and leases coal properties and collect royalties from those management and leasing activities. Rhino’s business includes investments in oilfield services for independent oil and natural gas producers and land-based drilling contractors in North America. The investments provide completion and production services including pressure pumping, pressure control, flowback, and equipment rental services, as well as produces and sell natural sand proppant for hydraulic fracturing.

Rhino currently controls an estimated 480.0 million tons of proven and probable coal reserves, consisting of an estimated 425.1 million tons of steam coal and an estimated 54.9 million tons of metallurgical coal. Rhino also controls an estimated 290.0 million tons of non-reserve coal deposits. Additional information regarding Rhino is available on its web site — www.rhinolp.com

About Royal Energy Resources, Inc.

Royal Energy Resources, Inc. is focused on the acquisition of coal, oil and gas, and renewable energy assets. Royal believes that current market conditions present a rare opportunity to purchase high-quality assets at a fraction of their book or enterprise values. Additional information regarding Royal is available on its web site — www.royalenergy.us

Forward Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to matters such as prospects, anticipated operating and financial performance. Actual prospects and performance may differ from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company. These and other risks are described in the Company’s reports filed with the United States Securities and Exchange Commission. These forward-looking statements are made only as of the date of this communication and Royal Energy Resources, Inc. undertakes no obligation to update or revise these forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Royal undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

●   Oil, Gas, & Consumable Fuels

Contact:

Investor

William Tuorto

+1 843-900-7693